EXHIBIT 10.42
February 26, 2007
Marty Beard
President, Sybase 365
(Delivered by hand)
Dear Marty:
This is to inform you of your 2007 compensation as approved by the Sybase, Inc. Compensation Committee:
1.	Cash Compensation (effective January 1, 2007)
1.	Annual base salary: $363,140

2.	Incentive bonus target: $243,304

3.	Total target cash compensation (TTC): $606,444
You will receive shortly your 2007 Variable Compensation Plan Document with the details of your quota and plan components.
2.	Long-Term Incentives
(a)	Sybase Stock Option Grant (4-year vest)
•	10,500 options
(b)	Restricted Stock Grant (performance vest)
•	8,600 shares
(c)	Restricted Stock Grant (time vest)
•	4,700 shares
The vesting terms are set out in the relevant equity award grant agreement.
I also want to take this opportunity to thank you for your contributions in 2006. I look forward to your support and contributions in 2007.
Sincerely,

/s/ John S. Chen
John S. Chen
Chairman, CEO and President
CC: HR File